CERTIFICATE OF DESIGNATION OF
POWERS, PREFERENCES AND RIGHTS OF
SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK OF
FHP INTERNATIONAL CORPORATION


          FHP International Corporation, a Delaware corporation (the "Company"), pursuant to Section 151 of the General Corporation Law of the State of Delaware does hereby make this Certificate of Designation of Powers, Preferences and Rights (this "Certificate of Designation") and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Company (the "Board") by the Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation"), the Board duly adopted the following resolutions:

          RESOLVED, that pursuant to Article IV of the Restated Certificate of Incorporation (which authorizes 40,000,000 shares of preferred stock, $0.05 par value per share), the Board hereby fixes the designation, powers and preferences, and the relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of a series of preferred stock designated as "Series A Cumulative Convertible Preferred Stock."

          RESOLVED, that each share of this series of preferred stock shall rank equally in all respects and shall be subject to the following provisions:

          SECTION 1. Designation, Rank. This series of preferred stock shall be designated the "Series A Cumulative Convertible Preferred Stock," with a par value of $0.05 per share (the "Convertible Preferred Stock"). The Convertible Preferred Stock will rank, with respect to dividend rights and rights on liquidation, winding-up and dissolution, (i) senior to all classes of common stock of the Company, as they exist on the date hereof or as such stock may be constituted from time to time (the "Common Stock"), and each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock do not expressly provide that it ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, together with the Common Stock, the "Junior Securities"); (ii) on a parity with the Series B Adjustable Rate Cumulative Preferred Stock and each other class of capital stock or series of preferred stock issued by the Company established by the Board to the extent the terms of such stock expressly provide that it will rank on a parity with the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Parity Securities"); and (iii) junior to each other class of capital stock or series of preferred stock established by the Board to the extent the terms of such stock expressly provide that it will rank senior to the Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively, the "Senior Securities").

          SECTION 2. Authorized Number. The authorized number of shares constituting the Convertible Preferred Stock shall be 22,000,000 shares.

          SECTION 3. Dividends. Holders of Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board out of funds of the Company legally available therefor, cash dividends at an annual rate of 5.0% per share of Convertible Preferred Stock, payable quarterly in arrears on March 15, June 15, September 15 and December 15, of each year, commencing September 15, 1994. Each dividend will be payable to holders of record as they appear on the books of the Company at the close of business on a record date, not more than 60 nor less than 15 days before the payment date, fixed by the Board. Dividends will be cumulative from the date of original issuance of the Convertible Preferred Stock. Dividends for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable for any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Convertible Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any accrued and unpaid dividends.

          No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities (except dividends on Parity Securities paid in shares of Junior Securities) for any period unless full cumulative dividends to be paid hereunder prior to the date thereof shall have been paid or set apart for such payment on the Convertible Preferred Stock.
If full dividends are not so paid, the Convertible Preferred Stock shall share dividends pro rata with the Parity Securities according to the amount of dividends due and payable with respect to each. No dividends may be paid or set apart for such payment on Junior Securities (except dividends on Junior Securities paid in additional shares of Junior Securities), and no Convertible Preferred Stock, Parity Securities or Junior Securities may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, nor shall the Company permit any corporation or entity directly or indirectly controlled by the Company to purchase any Convertible Preferred Stock, Parity Securities or Junior Securities, if full cumulative dividends to be paid hereunder prior to the date thereof have not been paid on the Convertible Preferred Stock. Notwithstanding the foregoing, the Company may (i) make redemptions, purchases or other acquisitions of Convertible Preferred Stock, Parity Securities or Junior Securities payable in Junior Securities or repurchases of Convertible Preferred Stock, Parity Securities or Junior Securities in the ordinary course of business pursuant to the terms of any current or future employee stock incentive plan or similar plan adopted by the Board and (ii) make redemptions of Rights (as defined in Section 6 below) distributed pursuant to the Rights Agreement (as defined in Section 6 below).

          SECTION 4. Liquidation Rights. The Stated Value of each share of Convertible Preferred Stock shall be $25.00. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after satisfaction of the claims of creditors and before any payment or distribution of assets is made on any Junior Securities, including, without limitation, the Common Stock, (i) the holders of Convertible Preferred Stock shall receive a liquidation preference equal to the Stated Value of their shares, and shall be entitled to receive an amount equal to all accrued and unpaid dividends through the date of distribution (whether or not declared), and
(ii) the holders of any Parity Securities shall be entitled to receive an amount equal to the full respective liquidation preferences (including any premium) to which they are entitled and shall receive an amount equal to all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution (whether or not declared).
If, upon such a voluntary or involuntary liquidation, dissolution or winding-up of the Company, the assets of the Company are insufficient to pay in full the amounts described above as payable with respect to the Convertible Preferred Stock and any Parity Securities, the holders of the Convertible Preferred Stock and such Parity Securities will share ratably in any distribution of assets of the Company, first in proportion to their respective liquidation preferences until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidation preference and accrued but unpaid dividends, the Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither the sale or transfer of all or any part of the assets of the Company, nor the merger or consolidation of the Company into or with any other corporation or a merger of any other corporation with or into the Company, will be deemed to be a liquidation, dissolution or winding-up of the Company.

          SECTION 5.  Voting Rights.

          (a) Except as provided below or as may be required by Delaware law or provided by the resolution creating any other series of preferred stock, the holders of Convertible Preferred Stock will not be entitled to vote. So long as any shares of Convertible Preferred Stock are outstanding, the vote or consent of the holders of 66-2/3% of the outstanding shares of Convertible Preferred Stock, voting together as a single class, shall be necessary to (i) increase or decrease the par value of the shares of Convertible Preferred Stock or (ii) alter or change the powers, preferences, or special rights of the shares of Convertible Preferred Stock so as to affect them adversely or
(iii) authorize or issue any additional class or series of Parity Securities (other than the Series B Adjustable Rate Cumulative Preferred Stock) or Senior Securities, or any security convertible into Parity Securities or Senior Securities.

          (b)  (i)   In the event that any accrued dividends
     (whether or not declared) on the Convertible Preferred Stock shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends, the maximum authorized number of directors of the Company will be automatically increased by two, and holders of Convertible Preferred Stock shall be entitled to vote their shares of Convertible Preferred Stock, together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable (the "Voting Parity Securities"), in accordance with the procedures set forth below, to elect, as a class, an additional two directors. So long as any shares of Convertible Preferred Stock shall be outstanding, the holders of Convertible Preferred Stock shall retain the right to vote and elect, with the holders of such Voting Parity Securities, as a class, two directors until all accrued but unpaid dividends on the Convertible Preferred Stock are paid in full or declared and set aside for payment. The period during which holders of Convertible Preferred Stock retain such right is referred to as a "Default Period".

               (ii)  So long as any shares of Convertible
     Preferred Stock shall be outstanding, during any Default Period, the voting right described in subsection (i) above may be exercised initially at a special meeting called pursuant to subsection (iii) below or at any annual meeting of stockholders. The absence of a quorum of holders of Common Stock (or any class thereof) shall not affect the exercise of such voting rights by the holders of Convertible Preferred Stock and Voting Parity Securities. Holders of Convertible Preferred Stock and Voting Parity Securities shall be entitled, as among the class of holders of Convertible Preferred Stock and Voting Parity Securities, to one vote for each $25.00 of liquidation preference represented by the shares so held.

               (iii)      Unless the holders of Convertible
     Preferred Stock and Voting Parity Securities, if any are then outstanding, have, during an existing Default Period, previously exercised their right to elect directors, the Board may, and upon the request of the holders of record of not less than 10% of the aggregate liquidation preference of Convertible Preferred Stock and Voting Parity Securities, the Board shall, order the calling of a special meeting of holders of Convertible Preferred Stock and Voting Parity Securities, if any are then outstanding, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Company. Notice of such meeting and of any annual meeting at which holders of Convertible Preferred Stock and Voting Parity Securities are entitled to vote pursuant to this subsection (iii) shall be given to each holder of record of Convertible Preferred Stock by mailing a copy of such notice to such holder at such holder's last address as it appears on the books of the Company. Such meeting shall be called for a date not later than 90 days after such order or request, or, in default of the calling of such meeting within 90 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the aggregate liquidation preference of the Convertible Preferred Stock and Voting Parity Securities. Notwithstanding the provisions of this subsection (iii), the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Company, at which meeting such newly created directorships shall be filled by vote of the holders of Convertible Preferred Stock and Voting Parity Securities.

               (iv) During any Default Period, the holders of Common Stock, and other classes of stock of the Company, if applicable, shall continue to be entitled to elect all of the directors unless and until the holders of Convertible Preferred Stock and Voting Parity Securities shall have exercised their right to elect two directors voting as a class. After the exercise of this right (x) the directors so elected by the holders of Convertible Preferred Stock and Voting Parity Securities shall continue in office until the earlier of (A) such time as their successors shall have been elected by such holders and (B) the expiration of the Default Period, and (y) any vacancy in the Board with respect to a directorship to be elected pursuant to this Section by the holders of Convertible Preferred Stock and Voting Parity Securities may be filled by vote of the remaining director previously elected by such holders. References in this subsection (b) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

               (v) Immediately upon the expiration of a Default Period, (x) the right of the holders of Convertible Preferred Stock to elect directors pursuant to this Section shall cease, (y) the term of any directors elected by the holders of Convertible Preferred Stock and Voting Parity Securities pursuant to this Section shall terminate, and
     (z) the number of directors shall be such number as may be provided for in the Restated Certificate of Incorporation or bylaws irrespective of any increase made pursuant to subsection (i) of this subsection (b) (such number being subject, however, to subsequent change in any manner provided by law or in the Restated Certificate of Incorporation or bylaws).

          SECTION 6.  Conversion.

          (a) Right to Convert. Each share of Convertible Preferred Stock will be convertible (the rights to convert described in this subsection (a) are referred to as the "Conversion Rights") at any time after December 19, 1994, at the option of the holder thereof, into such number of fully paid and non-assessable shares of Common Stock (together with any Rights (as defined in subsection (b)(iii) below) associated therewith) as is equal to (A) the sum of the Stated Value of the Convertible Preferred Stock plus accrued but unpaid dividends in arrears thereon to which the holder converting such shares is entitled, divided by (B) the Conversion Price then in effect. The initial "Conversion Price" for the Convertible Preferred Stock shall be $31.00 and shall be subject to adjustment as described below.
The holders of Convertible Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such Convertible Preferred Stock or the Company's default on payment of the dividend due on such dividend payment date. However, shares of Convertible Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of dividends on such shares to the opening of business on the corresponding dividend payment date (except shares called for redemption to occur during the period from the record date to the close of business on the payment date pursuant to Section 7 below) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of Convertible Preferred Stock on a dividend payment record date who (or whose transferee) tenders shares of Convertible Preferred Stock on a dividend payment date will be entitled to receive the dividend payable on such shares by the Company on such date, and such converting holder need not include payment in the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except as provided above, no payment or adjustment will be made on account of accrued or unpaid dividends upon the conversion of shares of Convertible Preferred Stock. Shares of Convertible Preferred Stock called for redemption will not be convertible after the close of business on the day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price.

          (b) Anti-dilution Provisions. The Conversion Price is subject to adjustment after the issuance of the Convertible
Preferred Stock from time to time as follows:

               (i) In case the Company shall (1) pay a dividend or make a distribution on Common Stock in shares of Common Stock, (2) subdivide its outstanding shares of Common Stock into a greater number of shares or (3) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have been entitled to receive immediately following such action had the holder's Convertible Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this subsection (i) shall become effective immediately (except as provided in subsection (vi) below) after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

               (ii) In case the Company shall issue rights, options or warrants to all holders of its outstanding shares of Common Stock entitling them, for a period expiring within 45 days after the record date mentioned below, to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share (as defined in subsection (v) below) of the Common Stock on the record date mentioned below, then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights, options or warrants by a fraction of which

                     (1)  the numerator shall be the sum of (A)
          the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants immediately prior to such issuance plus (B) the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price (determined by multiplying such total number of shares offered for subscription or purchase by the sum of the exercise price of such rights, options or warrants plus the value of any consideration per share paid to the Company for such rights, options or warrants and dividing the product so obtained by such Current Market Price), and

                     (2)  the denominator shall be the sum of (A)
          the number of shares of Common Stock outstanding on the date of issuance of such rights, options or warrants immediately prior to such issuance plus (B) the number of additional shares of Common Stock which are so offered for subscription or purchase.

               Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately (except as provided in subsection (vi) below) after the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. In determining the value of any consideration received by the Company for such rights, options or warrants, the determination of the Board in good faith shall be conclusive and shall be described in a Board resolution.

               (iii) Notwithstanding subsection (ii) above, any adjustments to the Conversion Price to account for the issuance of "Rights," as defined in and governed by that certain Rights Agreement, dated as of June 8, 1990, between the Company and American Stock Transfer and Trust Company, as heretofore and hereafter amended (the "Rights Agreement"), and any similar rights, options or warrants adopted or issued subsequent to the date hereof shall be made when such Rights or similar rights, options or warrants are exercised or exchanged by the Company for Common Stock (Common Stock issued pursuant to the exercise of, or exchange by the Company for, such Rights or similar rights, options and warrants are referred to as "Rights Stock") pursuant to the Rights Agreement or a similar agreement at a price per share less than the Current Market Price per share of Common Stock on the date of such exercise or exchange. The Conversion Price in effect immediately prior to such exercise or exchange shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such exercise or exchange by a fraction of which

                     (1)  the numerator shall be the sum of (A)
          the number of shares of Common Stock outstanding on the date of issuance of such Rights Stock immediately prior to such issuance plus (B) the number of shares of Common Stock which the aggregate consideration received for the total number of shares of Rights Stock so issued would purchase at such Current Market Price (determined by multiplying such total number of shares of Rights Stock by the consideration received per share of such Rights Stock and dividing the product so obtained by such Current Market Price), and

                     (2)  the denominator shall be the sum of (A)
          the number of shares of Common Stock outstanding on the date of issuance of such Rights Stock immediately prior to such issuance plus (B) the number of additional shares of Rights Stock which are so issued.

               Such adjustment shall be made successively whenever any Rights Stock is issued, and shall become effective immediately (except as provided in subsection (vi) below) after the issuance of Rights Stock. If after the "Distribution Date" (as defined in the Rights Agreement or a similar date defined in a similar agreement), holders converting shares of Convertible Preferred Stock are, for any reason, not entitled to receive the Rights or similar rights, options or warrants which would otherwise be attributable (but for the date of conversion) to the shares of Common Stock received upon such conversion, then a reducing adjustment shall be made in the Conversion Price to reflect the fair market value of the Rights or similar rights, options or warrants. If such an adjustment is made and the Rights or similar rights, options or warrants are later exchanged, redeemed, invalidated or terminated, then a corresponding reversing adjustment shall be made to the Conversion Price, on an equitable basis, to take account of such event. However, the Company may elect to provide that such shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, whether or not issued after the Distribution Date for such Rights or such similar date for such similar rights, options or warrants, will be accompanied by the Rights or such similar rights, options or warrants which would otherwise be attributable (but for the date of conversion) to such shares of Common Stock, in which event the preceding two sentences shall not apply.

               (iv) In case the Company shall distribute to substantially all holders of Common Stock evidences of indebtedness, equity securities (including equity interests in the Company's subsidiaries) other than Common Stock or other assets (other than cash dividends paid out of earned surplus of the Company or, if there shall be no earned surplus, out of net profits for the fiscal year in which the dividend is made and/or the preceding fiscal year), or shall distribute to substantially all holders of Common Stock rights, options or warrants to subscribe to securities (other than any Rights, rights, options or warrants referred to in subsection (ii) or subsection (iii) above), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the record date mentioned below less the then fair market value of the portion of the assets, evidences of indebtedness and equity securities so distributed, or of such subscription rights, warrants or options, applicable to one share of Common Stock, and of which the denominator shall be such Current Market Price. For the purposes of this subsection (iv), in the event of a distribution of shares of capital stock or other securities of any subsidiary of the Company as a dividend on shares of Common Stock, the "then fair market value" of the shares or other securities so distributed shall be the value of such shares or other securities on the record date mentioned below as determined by the Board, whose good faith determination shall be conclusive evidence of such value, and shall be described in a Board resolution. Such adjustment shall become effective immediately (except as provided in subsection (vi) below) after the record date for the determination of stockholders entitled to receive such distribution.

               (v) For the purpose of any computation under subsection (ii), subsection (iii) or subsection (iv) above, the "Current Market Price" per share of stock on any date shall be deemed to be the average of the last sale prices of a share of such stock for the fifteen consecutive trading days commencing 20 trading days before the earliest of the date in question and the date before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this subsection (v), the term "ex date", when used with respect to any issuance or distribution, means the first date on which the stock trades regular way on the principal national securities exchange on which the stock is listed or admitted to trading (or if not so listed or admitted, on NASDAQ, or a similar organization if NASDAQ is no longer reporting trading information) without the right to receive such issuance or distribution.

               (vi) In any case in which this Section shall require that an adjustment be made immediately following a record date or immediately following the exercise of, or exchange of Rights Stock for, a Right or similar right, option or warrant, the Company may elect to defer the effectiveness of such adjustment (but in no event until a date later than the later of the "ex date" as defined above and the effective date of the event giving rise to such adjustment), in which case the Company shall, with respect to any Convertible Preferred Stock converted after the date of such exercise or exchange or such record date, as the case may be, and before such adjustment shall have become effective (1) defer making any cash payment or issuing to the holder of such Convertible Preferred Stock the number of shares of Common Stock and other capital stock of the Company issuable upon such conversion in excess of the number of shares of Common Stock and other capital stock of the Company issuable thereupon only on the basis of the Conversion Price prior to adjustment, and (2) not later than five business days after such adjustment shall have become effective, pay to such holder the appropriate cash payment and issue to such holder the additional shares of Common Stock and other capital stock of the Company issuable on such conversion.

               (vii) No adjustment in the Conversion Price shall be required if the holders of Convertible Preferred Stock are to participate in the transaction on a basis and with notice that the Board determines in good faith to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. In addition, no adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this subsection
     (vii)) would require an increase or decrease of at least 1% in the Conversion Price; provided, that any adjustments which by reason of this subsection (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

               (viii)     Whenever the Conversion Price is
     adjusted as provided above:

                     (1)  the Company shall compute the adjusted
          Conversion Price and shall promptly file with the stock transfer or conversion agent, as appropriate, for the Convertible Preferred Stock, a certificate signed by a principal financial officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based and the computation thereof; and

                     (2)  a notice stating that the Conversion
          Price has been adjusted and setting forth the adjusted Conversion Price shall, as soon as practicable, be sent by first-class mail to the holders of record of the Convertible Preferred Stock.

               In case:

                     (A)  the Company shall take any action which
          would require an adjustment to the Conversion Price pursuant to subsection (iv) above;

                     (B) the Company shall authorize the granting to the holders of its Common Stock of rights, options or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or of any other rights;

                     (C)  of any reorganization or
          reclassification of the Common Stock (other than a subdivision or combination of its outstanding Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale, lease or transfer of all or substantially all the assets of the Company; or

                     (D)  of the voluntary or involuntary
          liquidation, dissolution or winding-up of the Company;

     then the Company shall cause to be mailed to the stock transfer or conversion agent, as appropriate, for the Convertible Preferred Stock and to the holders of record of Convertible Preferred Stock, at least 20 days (or 10 days in any case described in subsections (A) or (B) above) prior to the applicable record date or effective date specified below, a notice stating (x) the date as of which the holders of record of Common Stock to be entitled in such dividend, distribution, rights, options or warrants are to be determined, or (y) the date on which such reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up. Neither the failure to give the notice required by this subsection (viii), nor any defect therein, to any particular holder shall affect the sufficiency of the notice or the legality or validity of any such dividend, distribution, right, option, warrant, reorganization, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up, or the vote authorizing any such action with respect to the other holders.

               (ix) To the extent permitted by law, the Company from time to time may reduce the Conversion Price by any amount for any period of at least 20 days (or such other period as may then be required by applicable law) if the Board has made a determination in good faith that such reduction would be in the best interests of the Company, which determination shall be conclusive. No reduction in the Conversion Price pursuant to this subsection (ix) shall become effective unless the Company shall have mailed a notice, at least 15 days prior to the date on which such reduction is scheduled to become effective, to each holder of Convertible Preferred Stock. Such notice shall be given by first-class mail, postage prepaid, at such holder's address as it appears on the books of the Company. Such notice shall state the amount per share by which the Conversion Price will be reduced and the period for which such reduction will be in effect.

               (x) At its option, the Company may make such reduction in the Conversion Price, in addition to those otherwise required by this Section 6, as the Board deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes; provided that any such reduction shall not be effective until written evidence of the action of the Board authorizing such reduction shall be filed with the Secretary of the Company and notice thereof shall have been given by first-class mail, postage prepaid, to each holder of Convertible Preferred Stock at such holder's address as it appears on the books of the Company.

          (c) Consolidation, Merger or Sale of Assets. If any transaction shall occur, including without limitation (i) any recapitalization or reclassification of shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation or merger of the Company with or into another person or any merger of another person into the Company (other than a merger in which the Company is the surviving corporation and that does not result in a reclassification, conversion, exchange or cancellation of Common Stock), (iii) any sale, lease or transfer of all or substantially all of the assets of the Company, or (iv) any compulsory share exchange, pursuant to any of which holders of Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made so that the holder of each share of Convertible Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, lease, transfer, or share exchange by a holder of the number of shares of Common Stock issuable upon conversion of such share of Convertible Preferred Stock immediately prior to such recapitalization, reclassification, consolidation, merger, sale, lease, transfer or share exchange, and the Company shall not enter into any such merger, consolidation, sale, lease, transfer or share exchange unless the company formed by such consolidation or resulting from such merger or that acquires such assets or that acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in the preceding subsections (a) and (b) and in this subsection (c).

          (d) Accrued Dividends and Fractional Shares. Dividends shall cease to accrue on shares of the Convertible Preferred Stock surrendered for conversion into Common Stock pursuant to this Section or Section 8 below. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Preferred Stock, and any portion of Convertible Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for cash in an amount equal to the product of such fraction multiplied by the closing price of the Common Stock on the last business day prior to conversion.

          (e) Mechanics of Conversion. Before any holder of Convertible Preferred Stock shall be entitled to convert such stock into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates for the Convertible Preferred Stock to be converted, duly endorsed, at the office of the Company or of any transfer agent for the Convertible Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. The Company shall, within 10 days after such delivery, issue and deliver at such office to such holder of the Convertible Preferred Stock (or to any other person specified in the notice delivered by such holder) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder for any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In case any certificate for shares of the Convertible Preferred Stock shall be surrendered for conversion of only a part of the shares represented thereby, the Company shall deliver within 10 days at such office to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Convertible Preferred Stock represented by such surrendered certificate which are not being converted. Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing the Convertible Preferred Stock are either delivered to the Company or its transfer agent or the Company or its transfer agent shall have received evidence satisfactory to it evidencing that such certificates have been lost, stolen or destroyed and the holder of such Convertible Preferred Stock executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The issuance of certificates of shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock shall be made without charge to the converting holder for any tax imposed in respect of the issuance thereof; provided that the Company shall not be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Convertible Preferred Stock being converted.

          Section 7. Optional Redemption. On or after June 17, 1998, the Company may, at its option, redeem all or from time to time any part of the shares of Convertible Preferred Stock, out of funds legally available therefor, upon giving a notice of redemption as set forth below, at the following redemption prices per share (expressed as percentages of the Stated Value thereof), plus an amount equal to accrued and unpaid dividends, if any (whether or not declared), up to but excluding the date fixed for redemption, if redeemed during the twelve-month period commencing on June 17 of the years indicated below:
                                     Redemption
                     Year                Price
                     ____            __________

                     1998                103.0%
                     1999                102.5
                     2000                102.0
                     2001                101.5
                     2002                101.0
                     2003                100.5
                     2004                100.0

          If fewer than all of the outstanding shares of the Convertible Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board in good faith and the shares to be redeemed will be determined pro rata as nearly as practicable, or by such other method as the Board may determine to be fair and appropriate. Convertible Preferred Stock may not be redeemed unless full cumulative dividends have been paid on the Convertible Preferred Stock for all past dividend periods.

          Notice of redemption of Convertible Preferred Stock will be given by (i) first-class mail, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to each record holder of shares of Convertible Preferred Stock to be redeemed at the address of such holder in the books of the Company and (ii) publication in The Wall Street Journal. On the date such notices are mailed, the Company shall issue a press release announcing the redemption. The mailed and published notice shall state, as appropriate: (1) the redemption date and record date for purposes of such redemption; (2) the number of shares of Convertible Preferred Stock to be redeemed and, if fewer than all shares of Convertible Preferred Stock held by any holder are to be redeemed, the number of shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered; (4) the then current redemption price; and (5) that dividends on the Convertible Preferred Stock to be redeemed shall cease to accrue on such Redemption Date, except as otherwise provided herein. If such notice of redemption has been given, from and after the specified redemption date (unless the Company defaults in making payment of the redemption price), dividends on the Convertible Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price and any dividends due on a dividend payment date after the redemption date relating to a dividend record date prior to such redemption date) will cease.

          SECTION 8. Change in Control. If there occurs a Change in Control (as defined below) with respect to the Company, then each share of Convertible Preferred Stock may be converted (the rights to convert described in this Section referred to as the "Special Conversion Rights"), at the option of the holder thereof at any time from the date of such Change in Control until the expiration of 60 days after the date of the Conversion Notice (as defined below) by the Company to all holders of the Convertible Preferred Stock, into, at its option, either (A) such number of fully paid and non-assessable shares of Common Stock as is equal to the Stated Value of the Convertible Preferred Stock divided by the Special Conversion Price or (B) an amount in cash equal to the Stated Value of the Convertible Preferred Stock plus an amount equal to any accrued but unpaid dividends thereon. The "Special Conversion Price" shall be the closing price of the Common Stock on the last business day prior to the date the Company gives the Conversion Notice (as defined below) to the holders of Convertible Preferred Stock.

          Within five days after the occurrence of a Change in Control, the Company shall give notice of the occurrence of the Change in Control and of the Special Conversion Rights set forth herein in accordance with the procedures set forth below to each holder of Convertible Preferred Stock (the "Conversion Notice").

          Each Conversion Notice shall state:

               (1) that a Change in Control has occurred (and shall specify the date of occurrence), and that the holder's Special Conversion Rights may be exercised in accordance with this Section;

               (2)   the expiration date of the Special Conversion
          Rights;

               (3) that a holder of Convertible Preferred Stock, in order to exercise Special Conversion Rights, must deliver on or before the fifth day prior to the expiration date of the Special Conversion Rights written notice to the Company of the holder's exercise of those rights, together with the certificate evidencing such holder's shares with respect to which the rights are being exercised, duly endorsed for transfer;

               (4)   the Special Conversion Price and the
          Conversion Price which would otherwise be applicable;

               (5) a description of the procedure which a holder must follow to exercise its Special Conversion Rights;
          and

               (6) that holders of Convertible Preferred Stock electing to have such shares converted will be required to surrender the certificates evidencing such shares for delivery of shares of Common Stock.

          The Conversion Notice shall be given by first-class mail, postage paid, to the holders of record of Convertible
Preferred Stock at their respective addresses as they appear on the books of the Company.

          No failure of the Company to give the Conversion Notice shall limit any holder's right to exercise its Special Conversion
Rights.

          Exercise of the Special Conversion Rights by a holder of Convertible Preferred Stock will be irrevocable. The Company shall not enter into any consolidation, merger or sale of assets, unless in connection therewith the holders of Convertible Preferred Stock exercising Special Conversion Rights will be entitled to receive the same consideration as received for the number of shares of Common Stock into which their shares of Convertible Preferred Stock would have been converted pursuant to the Special Conversion Rights. The Special Conversion Rights are in addition to the regular Conversion Rights that apply to the Convertible Preferred Stock.

          The Company may, at its option, elect to pay holders of Convertible Preferred Stock exercising Special Conversion Rights an amount in cash equal to the Stated Value of the Convertible Preferred Stock plus an amount equal to any accrued but unpaid dividends thereon.

          "Change in Control" means any of the following: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions, provided that a transaction where the holders of Common Stock immediately prior to such transaction own, directly or indirectly, 50% or more of the Common Stock of such person or group immediately after such transactions shall not be a Change in Control; (ii) the acquisition by the Company and/or any of its subsidiaries of 50% or more of the aggregate voting power of the Common Stock in one transaction or a series of related transactions; (iii) the liquidation or dissolution of the Company, provided that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change in Control under the "provided" clause of clause (i) above shall not constitute a Change in Control under this clause (iii); or (iv) any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any person, including a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such person, acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of the Common Stock of the Company or any person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly, of 50% or more of the aggregate voting power of the Common Stock, or (b) less than 50% (measured by the aggregate voting power of all classes) of the Company's Common Stock being registered under Section 12(b) or 12(g) of the Exchange Act.

          SECTION 9. Status of Reacquired Shares. If shares of Convertible Preferred Stock are converted pursuant to Section 6 hereof or redeemed pursuant to Section 7 hereof, the shares so converted or redeemed shall, upon compliance with any statutory requirements, assume the status of authorized but unissued shares of preferred stock of the Company, but may not be reissued as Convertible Preferred Stock.

          SECTION 10. Reserved Shares. So long as any shares of Convertible Preferred Stock remain outstanding, the Company agrees to keep reserved for issuance in connection with the conversion of the Convertible Preferred Stock at all times a number of authorized but unissued shares of Common Stock at least equal to 150% of the number of shares of Common Stock issuable upon conversion at the Conversion Price of all of the Convertible Preferred Stock outstanding at such time. The Company shall take all action necessary so that Common Stock so issued will be validly issued, fully paid and non-assessable. The Company shall use its best efforts to list the Common Stock required to be delivered upon conversion of the shares of Convertible Preferred Stock, prior to such conversion, upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

          SECTION 11.  Preemptive Rights.  The Convertible
Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

          SECTION 12. Notices. Except as otherwise provided herein, all notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by and when sent by telex or telecopier (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (i) in the case of a holder of Convertible Preferred Stock, to such holder's address as it appears on the books of the Company, and (ii) in the case of the Company, to the Company's principal executive offices to the attention of the Company's President.

          SECTION 13. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.
If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

          IN WITNESS WHEREOF, FHP International Corporation has caused this Certificate of Designation to be duly executed by its duly authorized officer and attested by its Secretary this 17th day of June, 1994.

                          FHP INTERNATIONAL CORPORATION


                          By:  Westcott W. Price III
                               Name:   Westcott W. Price III
                               Title:  President

ATTEST:

Michael J. Weinstock
Name:   Michael J. Weinstock
Title:  Secretary